UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) NOVEMBER 9, 2000


                          SPALDING HOLDINGS CORPORATION
             (Exact name of registrant as specified in its charter)




              DELAWARE                   333-14569           59-2439656
  (State or other jurisdiction of      (Commission         (I.R.S. Employer
  Incorporation or Organization)        File Number)       Identification No.)


425 MEADOW STREET, CHICOPEE, MASSACHUSETTS                      01013
    (Address of principal executive offices)                  (Zip code)


Registrant's telephone number, including area code:  (413) 536-1200

ITEM 5. OTHER EVENTS

Spalding Holdings Corporation is issuing a Press Release to report financial results for the three and nine fiscal months ended September 30, 2000.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)      The following is filed as an Exhibit to this Report

               Exhibit No.               Description of Exhibit
               99.1                      Press Release announcing financial
                                         results for the three and nine months
                                         ended September 30, 2000.


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



                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          Spalding Holdings Corporation
                                          (Registrant)

                                          By: /S/  DANIEL S. FREY
                                          -----------------------

                                          Daniel S. Frey
                                          Chief Financial Officer
                                          (an officer and authorized signatory)

Date: November 9, 2000




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


                                                                    EXHIBIT 99.1

News Release

425 Meadow Street                           Daniel S. Frey
Chicopee, MA  01013                         Chief Financial Officer
(413) 536-1200

                                            SPALDING HOLDINGS CORPORATION
                                            ANNOUNCES 2000 THIRD QUARTER RESULTS


CHICOPEE, MASSACHUSETTS, NOVEMBER 9, 2000 -- Spalding Holdings Corporation (the "Company"), the parent of Spalding Sports Worldwide, Inc. ("Spalding"), today reported improved results for the third quarter ended September 30, 2000 ("2000 Third Quarter") and the nine months ended September 30, 2000 ("2000 Nine Months").

OPERATING RESULTS CONTINUE TO IMPROVE
-------------------------------------
For the fourth consecutive quarter, when compared to the corresponding quarter of the prior year, Spalding has reported improvements in gross profit, operating income and net income (loss).

Income from operations was $2.2 million for the 2000 Third Quarter compared to a loss of $(12.0) million for the fiscal quarter ended October 2, 1999 ("1999 Third Quarter"). For the 2000 Nine Months, income from operations more than tripled reaching $30.4 million compared to $9.8 million in the prior year period. During the 1999 Third Quarter, Spalding recorded a charge of $8.7 million to gross profit due to the write-down of inventories. The net loss narrowed from $(15.4) million for the 1999 Third Quarter to $(10.0) million for the 2000 Third Quarter, and from $(21.1) million for the fiscal nine months ended October 2, 1999 ("1999 Nine Months) to $(11.6) million for the 2000 Nine Months.

Excluding discontinued product lines, net sales increased by 3% and 6% for the 2000 Third Quarter and 2000 Nine Months, respectively, over the comparable periods of the prior year. Net sales of product lines eliminated represented $9.8 million and $34.7 million during the 1999 Third Quarter and 1999 Nine Months, respectively. As a result of these discontinued product lines, reported net sales during the 2000 Third Quarter decreased as compared to the 1999 Third Quarter by $7.8 million to $80.8 million. The 2000 Nine Months reported net sales decreased by $17.3 million to $316.5 million, as compared to the 1999 Nine Months. For the 2000 Third Quarter and the 2000 Nine Months, net sales of the higher margin, premium golf products, such as STRATA(R) and TOP-FLITE(R) XL 2000(R) golf balls, were significantly above prior year levels. These increases were partially offset by declines in sales of other golf balls and lower basketball sales.

In the 2000 Third Quarter Spalding's gross profit increased 45% to $41.8 million as compared to $28.8 million for the 1999 Third Quarter. Gross margin (gross profit as a % of sales) increased in the 2000 Third Quarter to 52% from 33% in the 1999 Third Quarter. For the 2000 Nine Months gross profit increased 20% to $163.7 million from $136.9 million and gross margin increased to 52% from 41% as compared to the 1999 Nine Months. Included in the 1999 Third Quarter was an inventory write-down of approximately $8.7 million that was consistent with the Company's marketing strategy of repositioning its core brands. Excluding the impact of the write-down, gross margin improved by 9.4 points during the 2000 Third Quarter and 8.1 points for the 2000 Nine Months. The gross margin improvement reflects the continued shift towards Spalding's high quality golf products (including STRATA(R) and TOP-FLITE(R) XL 2000(R) golf balls, and BEN HOGAN(R) irons) and efficiencies generated in the production process.

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

ADJUSTED EBITDA SHOWS CONTINUED IMPROVEMENT
-------------------------------------------
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, extraordinary items, noncash and nonrecurring items and net currency gains/losses. Adjusted EBITDA is included as a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements are tied to this measure.

Adjusted EBITDA was $9.4 million during the 2000 Third Quarter as compared to $7.3 million during the 1999 Third Quarter, an increase of $2.1 million, or 29%. The 2000 Nine Months Adjusted EBITDA increased $3.1 million, or 7%, to $46.3 million as compared to $43.2 million during the 1999 Nine Months.

Availability under the Company's U.S. credit facilities was $41.3 million at September 30, 2000.

Jim Craigie, Spalding's President & CEO, stated: "Spalding's improved earnings are the result of our commitment to quality products backed by strong advertising and promotional campaigns. We are well on our way to rebuilding Spalding into one of the premier consumer products companies in the sporting goods industry. Our consumers will continue to benefit from our current high quality products as well as our exciting new products that are driven by innovative new technologies.

During the 2000 Third Quarter we introduced our ETONIC(R) Comfort line of golf shoes. This new shoe line has experienced strong shipments to date and provides Spalding with a strong product offering at this critical price point in the golf shoe category. In the 2000 Fourth Quarter we are launching our new line of TOP-FLITE(R) XL 2000 golf clubs. These clubs have achieved outstanding consumer test scores and early trade acceptance is strong. Finally, we are very excited about our new products to be distributed in 2001. These products include our BEN HOGAN(R) Apex Edge golf clubs and a new STRATA(R) golf ball that will maintain Spalding's leadership position in the fast growing multi-layer golf ball segment."

The Company's year to date financial results will be discussed during a conference call on November 14, 2000 beginning at 11:30 a.m. EDT. All interested investors may listen to the call through a live audio broadcast which can be accessed from the United States at 800-553-0358 and at 612-332-0718 from foreign locations; passcode Spalding Conference. Additionally, a telephone replay of the conference call will be available from 3:30 p.m. on November 14 through 11:59 p.m. on November 17 at 800-475-6701 from the United States and at 320-365-3844 from foreign locations; passcode 547728.

Founded in 1876, Spalding is a leading manufacturer and licensor of branded consumer products serving the golf and sporting goods markets under the SPALDING(R), TOP-FLITE(R), BEN HOGAN(R), STRATA(R), ETONIC(R) AND DUDLEY(R) brand names. Headquartered in Chicopee, Massachusetts, Spalding markets a broad range of professional quality recreational and athletic goods, including products used in golf, basketball, softball, volleyball, soccer and football.

Certain matters discussed in this press release are forward-looking statements based on the Company's current expectations and estimates as to prospective events about which the Company can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. See Spalding Holdings Corporation's cautionary statement relating to forward looking statements filed with the SEC on Form 8-K on November 7, 2000.



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


                 SPALDING HOLDINGS CORPORATION AND SUBSIDIARIES
                 CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                   FOR THE THREE AND NINE FISCAL MONTHS ENDED
                     SEPTEMBER 30, 2000 AND OCTOBER 2, 1999
                          (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)


                                                           THREE MONTHS ENDED        NINE MONTHS ENDED
                                                           ------------------        -----------------
                                                         SEP. 30,     OCT. 2,        SEP. 30,    OCT. 2,
                                                           2000        1999            2000       1999
                                                           ----        ----            ----       ----

NET SALES............................................... $80,842     $88,641        $316,493   $333,840

   Cost of sales........................................  39,014      59,843         152,767    196,893
                                                         -------     -------         -------    -------

GROSS PROFIT............................................  41,828      28,798         163,726    136,947

   Selling, general and administrative expenses.........  43,419      44,205         142,239    134,879
   Royalty income, net..................................  (3,796)     (3,256)         (8,937)    (8,205)
   Restructuring and other unusual costs................       -        (184)              -        482
                                                         -------     -------         -------    -------
INCOME (LOSS) FROM OPERATIONS...........................   2,205     (11,967)         30,424      9,791

   Interest expense, net................................  15,231      13,784          44,707     41,699
   Currency loss (gain), net............................   1,677      (1,004)          2,989       (331)
   Equity in net (income) loss of Evenflo Company, Inc..       -        (561)              -        248
                                                         -------     -------         -------    -------
LOSS BEFORE INCOME TAXES................................ (14,703)    (24,186)        (17,272)   (31,825)

   Income tax benefit...................................  (4,733)     (8,753)         (5,639)   (10,774)
                                                         -------     -------         -------    -------
NET LOSS ............................................... $(9,970)   $(15,433)       $(11,633)  $(21,051)
                                                         =======    ========        ========   ========


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